                                   EXHIBIT 11

                      H. J. Heinz Company and Subsidiaries
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)

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
                                                           Six Months Ended
                                                        -----------------------
                                                        October 30, November 1,
                                                           1996        1995
                                                        ----------- -----------
                                                          FY 1997     FY 1996
Primary income per share:
  Net income...........................................  $357,050    $332,636
  Preferred dividends..................................        22          30
                                                         --------    --------
  Net income applicable to common stock................  $357,028    $332,606
                                                         ========    ========
  Average common shares outstanding and
     common stock equivalents..........................   374,500     376,436
                                                         ========    ========
  Net income per share--primary........................  $    .95    $    .88
                                                         ========    ========
Fully diluted income per share:
  Net income...........................................  $357,050    $332,636
                                                         ========    ========
  Average common shares outstanding and
     common stock equivalents..........................   374,500     376,436
  Additional common shares assuming:
   Conversion of $1.70 third cumulative preferred
     stock.............................................       350         479
   Additional common shares assuming options were
       exercised at the period-end market price........       531       1,193
                                                         --------    --------
  Average common shares outstanding and
     common stock equivalents..........................   375,381     378,108
                                                         ========    ========
   Net income per share--fully diluted.................  $    .95    $    .88
                                                         ========    ========
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               All amounts in thousands except per share amounts.
                                 ------------